CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: May 2, 2008

CITIZENS COMMUNITY BANCORP, INC., ANNOUNCES
SECOND-QUARTER RESULTS

EAU CLAIRE, Wis.—May 2— Citizens Community Bancorp, Inc. (NASDAQ: CZWI), the holding company for Citizens Community Federal, today reported results for its fiscal 2008 second quarter ended March 31, 2008.

For the fiscal 2008 second quarter, the Company reported net income of $246,000, up 57 percent from net income of $157,000 for the prior-year second quarter. The year-over-year increase was primarily due to an increase in net interest income.

Net income for the six months ended March 31, 2008, totaled $701,000, versus $42,000 for the prior-year six months. The improvement was driven by an increase in net interest income. The year-earlier results included a one-time, after-tax charge of $370,000 ($610,000 pre-tax) related to agreements with two Citizens Community Federal executives who resigned. Excluding the one-time charge, the Company would have reported fiscal 2007 six-month net income of $412,000.

On a basic and diluted basis, Citizens Community Bancorp, Inc., fiscal 2008 second quarter earnings were $0.04 per share, up from $0.02 per share for the prior-year second quarter.  For the six months, the Company reported basic and diluted earnings of $0.11 per share, versus basic and diluted earnings of $0.01 per share in 2007. Excluding the charge detailed above, the Company would have reported 2007 six-month basic and diluted per-share earnings of $0.06.

Net interest income for the quarter ended March 31, 2008, totaled $3.0 million, up from $2.6 million for the prior-year period.  For the six-month period, net interest income was $5.9 million, compared to $5.0 million for the prior-year six-month period. The increase in both 2008 periods was primarily the result of a rise in the average balance of loans receivable and mortgage-backed securities, partially offset by an increase in the average balance of interest-bearing liabilities.

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Citizens Community Bancorp, Inc.
May 2, 2008

Fiscal 2008 second quarter non-interest income of $387,000 remained essentially flat with $401,000 for the year-earlier period. For the six months, non-interest income was $815,000, versus $809,000 for the prior year six months.

Non-interest expense was $2.7 million for the fiscal 2008 second quarter, compared to $2.6 million for the year-earlier quarter. For the six months, non-interest expense declined to $5.2 million from $5.6 million for the prior-year period. The decrease was primarily due to the one-time charge recorded in fiscal 2007 detailed above.

Total assets were $425.7 million at March 31, 2008, compared to $409.4 million at December 31, 2007, and $386.1 million at September 30, 2007.  The 2008 second-quarter sequential increase of $16.3 million, or 4.0 percent, was primarily due to a $9.7 million increase in cash and cash equivalents, and a $6.5 million increase in loans receivable. Year-to-date, loan growth is evenly split between consumer and real estate lending.

Deposits grew to $249.4 million at March 31, 2008, from $227.3 million at December 31, 2007, and $207.7 million at September 30, 2007. The sequential increase of $22.1 million, or 9.7 percent, came primarily from growth in new certificates of deposit.

Total equity decreased slightly to $75.3 million at March 31, 2008, from $75.8 million at December 31, 2007, and $78.1 million at September 30, 2007. The sequential and six-month decreases were primarily due to the repurchase of shares under Citizens’ previously announced share repurchase program, completed in January 2008, and dividends paid, partially offset by net income for the quarter.

The Company’s nonperforming assets were $2.1 million at March 31, 2008, or 0.50 percent of total asserts. This was up from $1.7 million, or 0.42 percent, at December 31, 2007, and $1.6 million, or 0.43 percent, at September 30, 2007.  The increase was almost entirely a result of two residential real estate loans that became delinquent.  The first loan, with a balance of $296,000, is secured by a property appraised at $472,000.  The second loan has a balance of $118,000 and is secured by a property appraised at $160,000. Both properties were recently appraised in February 2008 and the Company anticipates a minimal loss or no loss related to these loans.

Net charge-offs for the quarter ended March 31, 2008, were $111,000, versus $108,000 at December 31, 2007, and $108,000 at September 30, 2007. The annualized net charge-offs to average loans receivable was 0.13 percent, 0.13 percent and 0.14 percent for the 2008 and 2007 three-month periods, respectively. The Company’s net charge-offs are at levels below comparable peer norms.

For the six months ended March 31, 2008, net charge-offs were $219,000, compared with $214,000 for the six-month period ended September 30, 2007. The annualized net charge-offs to average loans receivable was 0.13 percent and 0.14 percent for the 2008 and 2007 six-month periods, respectively.

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Citizens Community Bancorp, Inc.
May 2, 2008

Said James Cooley, president and chief executive officer of Citizens Community Bancorp, Inc., “We’re very pleased to report solid second-quarter results. We continue to manage our lending portfolio to minimize risk and maximize income. This helped drive solid loan and income growth for the quarter. It’s important to note that Citizens does not participate in any sub-prime lending.”

Business Update
Citizens recently announced that it entered into an agreement with American National Bank of Beaver Dam, Wis., to acquire three ANB branches located inside Wal-Mart Supercenters. These three new branches are located in Appleton, Fond du Lac and Oshkosh, Wis. As announced in January 2008, Citizens plans a total of seven additional Wal-Mart in-store branch openings before the end of calendar 2008—two of which, Red Wing, Minn., and Rice Lake, Wis.—recently opened.

Said Cooley, “Opening Citizens branches inside Wal-Mart Supercenters is proving to be a cost-effective way to grow deposits and it’s consistent with our targeted expansion strategy.”

In March 2008, the Company opened its first Wal-Mart Supercenter branch in Red Wing, Minn. According to Cooley, to date the Red Wing branch has exceeded the Company’s expectations for both new loans and deposits.

Concluded Cooley, “Our business model has proven effective at generating income and growth. While many in the banking industry are facing ongoing challenges, we are focused on continuing to build our business. For fiscal 2008, our growth strategy remains to:
•	Expand in select locations that we believe offer excellent growth potential;
•	Continue to increase core deposits; and
•	Rigorously manage our lending portfolio to minimize risk and maximize income.”

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wisconsin, is the holding company for Citizens Community Federal, a federal savings association operating 13 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

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Citizens Community Bancorp, Inc.
May 2, 2008

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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Citizens Community Bancorp, Inc.
May 2, 2008

CITIZENS COMMUNITY BANCORP, INC.
SELECTED FINANCIAL INFORMATION - UNAUDITED
Three Months Ended March 31, 2008
(in thousands, except per share data)

	March 31, 2008	September 30, 2007

Selected Financial Condition Data
Total Assets	$425,679	$386,113
Cash and Cash equivalents	$17,531	$6,354
Securities available-for-sale (at fair value)	$45,019	$39,592
Loans receivable	$342,075	$320,953
Allowance for Loan Losses	($1,068)	($926)
Deposits	$249,384	$207,734
Federal Home Loan Bank Advances	$97,162	$96,446
Total Equity	$75,263	$78,149

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007

Selected Operations Data
Total Interest and Dividend Income	$6,438	$4,483	$12,700	$8,854
Interest expense	$3,464	$1,919	$6,808	$3,839

Net Interest Income	$2,974	$2,564	$5,892	$5,015
Provision for loan losses	$196	$87	$361	$190

Net Interest Income After Provision For Loan Loss	$2,778	$2,477	$5,531	$4,825
Total Noninterest Income	$387	$401	$815	$809
Total Noninterest Expense	$2,738	$2,588	$5,172	$5,563

Income before provision for income tax	$427	$290	$1,174	$71
Provision for income taxes	$181	$133	$473	$29

Net Income	$246	$157	$701	$42

Per Share Information
Basic Earnings	$0.04	$0.02	$0.11	$0.01
Diluted Earnings	$0.04	$0.02	$0.11	$0.01
Dividends Paid	$0.05	$0.05	$0.10	$0.10

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Citizens Community Bancorp, Inc.
May 2, 2008

	March 31, 2008	September 30, 2007
	($ in thous)	($ in thous)
Asset Quality as of the period ended
Non-performing loans (NPLs)	$1,928	$1,520
NPLs as a percent of total loans	0.56%	0.47%
Non-performing Assets (NPAs)	$2,115	$1,643
NPAs as a percent of total assets	0.50%	0.43%
Allowance for loan losses	$1,068	$926
Allowance for loan losses as a percent of loans	0.31%	0.29%
Allowance for loan losses as a percent of NPLs	55.39%	60.92%
Net charge-offs for 3 months ended	$111	$ 108
Net charge-offs for 6 months ended	$219	$214

Annualized net charge offs to average loans for the 3 months ended March 31, 2008, and Sept. 30, 2007	0.13%	0.14%
Annualized net charge offs to average loans for the 6 months ended March 31, 2008, and Sept. 30, 2007	0.13%	0.14%

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